Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Announces Schedule for Second Quarter 2023 Earnings Release and Preliminary Results

CHICAGO, July 27, 2023 — Kemper Corporation (NYSE: KMPR) today announced that after the markets close on Monday, August 7, 2023, Kemper will issue its second quarter 2023 earnings release, financial supplement and Form 10-Q. Following their publication, these documents will be available in the investor section of kemper.com.

PRELIMINARY RESULTS

Preliminary results for the second quarter of 2023 include an estimated net loss between $95 million and $105 million and an estimated adjusted consolidated net operating loss1 between $15 million and $25 million. Kemper expects to record an after-tax goodwill impairment charge of approximately $45.5 million in connection with the strategic review of Kemper Personal Insurance, the Company’s preferred home and auto business. This non-cash charge is included in the Company’s estimated net loss.

Estimated second quarter recorded combined ratios are as follows:

	Combined Ratio	Underlying Combined Ratio[1]
Kemper Auto	107%	102%
Kemper Auto: PPA	108%	104%
Kemper Auto: Commercial Vehicle	100%	94%
Kemper Personal Insurance	113%	96%
Kemper Personal Insurance: PPA	119%	111%
Kemper Personal Insurance: Home & Other	105%	75%

•Combined ratios for the second quarter were adversely impacted by prior year claim reserve additions and current year catastrophes.
•The preliminary unfavorable prior year reserve development of approximately $26 million was largely associated with increases in estimates within Bodily Injury and Property Damage coverages stemming from loss activity within the second half of 2022.
•Preliminary pre-tax current year catastrophe losses for the second quarter were approximately $39 million with the following attribution:
•Kemper Auto: approximately $17 million
•Kemper Personal Insurance: approximately $21 million
•Kemper Life: approximately $1 million
•Life & Health after-tax income for the quarter was approximately $9 million.

1 Non-GAAP financial measure. All Non-GAAP financial measures are denoted with footnote 1 throughout this release.

USE OF NON-GAAP FINANCIAL MEASURES

Adjusted Consolidated Net Operating Loss1 is an after-tax, non-GAAP financial measure and is computed by excluding from Net Loss the after-tax impact of:

(i) Income (Loss) from Change in Fair Value of Equity and Convertible Securities;
(ii) Net Realized Investment Gains (Losses);
(iii) Impairment Losses;
(iv) Acquisition and Disposition Related Transaction, Integration, Restructuring and Other Costs;
(v) Debt Extinguishment, Pension and Other Charges;
(vi) Goodwill Impairment Charges; and
(vii) Significant non-recurring or infrequent items that may not be indicative of ongoing operations

Significant non-recurring items are excluded when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, and (b) there has been no similar charge or gain within the prior two years. The most directly comparable GAAP financial measure is Net Loss. There were no applicable significant non-recurring items that Kemper excluded from the calculation of Adjusted Consolidated Net Operating Loss for the three months ended June 30, 2023.

Kemper believes that Adjusted Consolidated Net Operating Loss provides investors with a valuable measure of its ongoing performance because it reveals underlying operational performance trends that otherwise might be less apparent if the items were not excluded. Income (Loss) from Change in Fair Value of Equity and Convertible Securities, Net Realized Investment Gains and Impairment Gains (Losses) related to investments included in Kemper’s results may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions that impact the values of the Kemper’s investments, the timing of which is unrelated to the insurance underwriting process. Acquisition and Disposition Related Transactions, Integration, Restructuring and Other Costs may vary significantly between periods and are generally driven by the timing of acquisitions and business decisions unrelated to the insurance underwriting process. Debt Extinguishment, Pension and Other Charges relate to (i) loss from early extinguishment of debt, which is driven by Kemper’s financing and refinancing decisions and capital needs, as well as external economic developments such as debt market conditions, the timing of which is unrelated to the insurance underwriting process; (ii) settlement of pension plan obligations which are business decisions made by Kemper, the timing of which is unrelated to the underwriting process; and (iii) other charges that are non-standard, not part of the ordinary course of business, and unrelated to the insurance underwriting process. Significant non-recurring items are excluded because, by their nature, they are not indicative of Kemper’s business or economic trends. Goodwill impairment charges are excluded because they are infrequent and non-recurring charges. The preceding non-GAAP financial measures should not be considered a substitute for the comparable GAAP financial measures, as they do not fully recognize the profitability of the Kemper businesses.

Underlying Combined Ratio1 is a non-GAAP financial measure. It is computed by adding the Current Year Non-catastrophe Losses and LAE Ratio with the Insurance Expense Ratio. The most directly comparable GAAP financial measure is the Combined Ratio, computed by adding Total Incurred Losses and LAE Ratio, including the impact of catastrophe losses and loss and LAE reserve development from prior years, with the Insurance Expense Ratio.

Kemper believes Underlying Losses and LAE and the Underlying Combined Ratio are useful to investors and uses these financial measures to reveal the trends in Kemper’s Property & Casualty Insurance segment that may be obscured by catastrophe losses and prior-year reserve development. These catastrophe losses may cause Kemper’s loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on incurred losses and LAE and the Combined Ratio. Prior-year reserve developments are caused by unexpected loss development on historical reserves. Because reserve development relates to the re-estimation of losses from earlier periods, it has no bearing on the performance of Kemper’s insurance products in the current period. Kemper believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing Kemper’s underwriting performance.

CONFERENCE CALL DETAILS

Kemper will host its conference call to discuss second quarter 2023 results on Monday, August 7, 2023, at 5:00 pm Eastern (4:00 pm Central). The conference call will be accessible via the internet and by telephone at 888.259.6580, access code 65460758. To listen via webcast, register online at the investor section of kemper.com at least 15 minutes prior to the webcast to install any necessary software. A replay of the webcast will be available online at the investor section of kemper.com.

About Kemper
The Kemper family of companies is one of the nation's leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance and Life brands. Kemper serves over 5.3 million policies, is represented by 26,000 agents and brokers, and has 9,100 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper.

Contacts
Investors: Karen Guerra, 312.668.9720, investors@kemper.com
News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com